Exhibit 99.1

Eloxx Pharmaceuticals Announces Changes to Board of Directors

Lindsay Androski, JD, MBA brings significant experience growing biotech companies through her roles as an executive at Roivant Social Ventures

Gadi Veinrib, Ran Nussbaum, Dr. Zafrira Avnur, Dr. Rajesh Parekh and Dr. Jasbir Seehra step down from the Eloxx board

WATERTOWN, MA – July 5, 2022 – Eloxx Pharmaceuticals, Inc. (NASDAQ: ELOX), a leader in ribosomal RNA-targeted genetic therapies for rare diseases, today announced the appointment of Lindsay Androski, JD, MBA to its board of directors and as a member of the Board’s Audit Committee and Compensation Committee. Current board members Gadi Veinrib, Ran Nussbaum, Dr. Zafrira Avnur, Dr. Rajesh Parekh and Dr. Jasbir Seehra have stepped down from the board. Following these changes, Eloxx’s board is now comprised of five directors.

“Lindsay is a veteran biotech executive with significant experience growing companies during her long tenure with the founding team of Roivant Sciences and now as President and CEO of Roivant Social Ventures,” said Sumit Aggarwal, President and CEO of Eloxx Pharmaceuticals. “Her current focus on early stage biotech companies improving health access will be extremely valuable to Eloxx as we continue to build a leadership position in genetic therapy.”

“I am passionate about companies like Eloxx that are focused on addressing unmet needs for underserved patient populations. I am excited to join the board of Eloxx and to contribute to the company’s work in developing therapies for rare diseases,” said Ms. Androski.

“In addition, I would like to express my sincerest gratitude to Gadi Veinrib, Ran Nussbaum, Dr. Zafrira Avnur, Dr. Rajesh Parekh and Dr. Jasbir Seehr, for their dedication, impactful contributions, and valuable insights as they helped Eloxx navigate through challenging times,” said Sumit Aggarwal. “This smaller board, nimble and focused by design, supports the transformation we started in April 2021 with our acquisition of Zikani.”

Ms. Androski, JD, MBA is founder, President and CEO of Roivant Social Ventures, a social impact organization that makes early stage investments and incubates biotech companies focused on improving healthcare access and outcomes for underserved groups. A noted expert in the creation, launch and scaling of biotech companies, Ms. Androski joined the founding team at Roivant Sciences to build and lead the group responsible for the in-license or acquisition of more than 30 pharmaceutical drug candidates, where she was also instrumental in the launch of 16 biotech companies and participated in three IPOs and several private financings. To date, these efforts have led to five approved drugs now available to patients: Orgovyx (prostate cancer), Myfembree (heavy menstrual bleeding / uterine fibroids), Gemtesa (overactive bladder), Rethymic (pediatric congenital athymia), and VTAMA (plaque psoriasis). Prior to joining Roivant Sciences, Ms. Androski spent a decade as a trial lawyer, including four years as an Assistant U.S. Attorney in the newly-launched Cybercrime unit of the Eastern District of Virginia, where she led investigations and prosecutions of high-profile cybercrime and national security cases. .. Ms. Androski holds two BS degrees from the Massachusetts Institute of Technology, JD and MBA degrees from The University of Chicago, is a registered Patent Lawyer and a CFA charterholder (under her former name of Lindsay Androski Kelly). Ms. Androski also serves as a Trustee of the Massachusetts Institute of Technology, and sits on the Visiting Committees for the Department of Biology, the Department of Humanities, and Sponsored Research.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is engaged in the science of ribosome modulation, leveraging its innovative TURBO-ZMTM chemistry technology platform in an effort to develop novel Ribosome Modulating Agents (RMAs) and its library of Eukaryotic Ribosome Selective Glycosides (ERSGs). Eloxx’s lead investigational product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for ELX-02 for the treatment of CF patients with nonsense mutations. In addition, ELX-02 has also been granted Orphan Drug Designation for the treatment of CF patients with nonsense mutations by the FDA and orphan medicinal product designation by the European Commission. ELX-02 is in clinical development, focusing on cystic fibrosis (US Trial NCT04135495, EU/IL Trial NCT04126473). Eloxx also has preclinical programs focused on select rare diseases, including inherited diseases, cancer caused by nonsense mutations, kidney diseases, including autosomal dominant polycystic kidney disease, as well as rare ocular genetic disorders.

For more information, please visit www.eloxxpharma.com.

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